March 30, 2012

Securities and Exchange Commission

450 5th Street N.W.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 and Item 4.02 of Form 8-K for the event that occurred on March 26, 2012, to be filed by our former client, ZST Digital Networks, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO China Dahua CPA Co., Ltd.